Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Option and Grant Plan and the 2006 Stock Option and Incentive Plan of Clayton Holdings, Inc. of our report dated March 19, 2004, with respect to the consolidated statements of income, shareholders’ equity, and cash flows of Clayton Fixed Income Services Inc. (formerly known as The Murrayhill Company) as of December 31, 2003 and for the year ended December 31, 2003, included in the Registration Statement (Form S-1) and related Prospectus of Clayton Holdings, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
March 24, 2006